Exhibit 99.1

RAILAMERICA, INC. AND SUBSIDIARIES

NINE MONTHS ENDED SEPTEMBER 30, 2012 and 2011

UNAUDITED FINANCIAL STATEMENTS

RAILAMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011
	(In thousands, except per share data)
Operating revenue	$454,956	$403,817
Operating expenses:
Labor and benefits	136,316	124,855
Equipment rents	27,655	26,601
Purchased services	55,504	31,429
Diesel fuel	39,805	41,887
Casualties and insurance	11,812	11,095
Materials	25,393	18,892
Joint facilities	7,478	7,214
Other expenses	31,425	29,876
Track maintenance expense reimbursement	—	(13,162)
Net (gain) loss on sale of assets	(1,495)	151
Impairment of assets	—	5,169
Depreciation and amortization	33,264	35,421

Total operating expenses	367,157	319,428

Operating income	87,799	84,389
Interest expense (including amortization costs of $6,727 and $13,215, respectively)	(32,442)	(54,526)
Other (loss) income	(86,992)	804

(Loss) income before income taxes	(31,635)	30,667
(Benefit from) provision for income taxes	(8,271)	8,824

Net (loss) income	(23,364)	21,843

Less: Net loss attributable to noncontrolling interest	(489)	—

Net (loss) income attributable to the Company	$(22,875)	$21,843

Basic earnings per common share:
Net (loss) income attributable to the Company	$(0.45)	$0.41
Diluted earnings per common share:
Net (loss) income attributable to the Company	$(0.45)	$0.41
Weighted average common shares outstanding:
Basic	50,440	53,006
Diluted	50,440	53,006

The accompanying Notes are an integral part of the Consolidated Financial Statements.

RAILAMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011
Net (loss) income	$(23,364)	$21,843
Other comprehensive income (loss):
Foreign currency translation adjustments	4,193	(5,787)
Actuarial loss associated with pension and postretirement benefit plans, net of tax benefit of $340	(573)	—
Write off of terminated swap costs, net of tax provision of $457	695	—
Amortization of terminated swap costs, net of tax provision of $1,644 and $3,819, respectively	2,594	5,806

Other comprehensive income	6,909	19

Comprehensive (loss) income	(16,455)	21,862

Less: comprehensive loss attributable to noncontrolling interest	(489)	—

Comprehensive (loss) income attributable to the Company	$(15,966)	$21,862

The accompanying Notes are an integral part of the Consolidated Financial Statements.

RAILAMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(23,364)	$21,843
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs classified in interest expense	35,752	39,012
Amortization of swap termination costs	4,237	9,625
Net (gain) loss on sale or disposal of properties	(1,495)	151
Impairment of assets	—	5,169
Loss on extinguishment of debt	88,107	—
Deferred financing costs expensed	—	719
Equity compensation costs	11,946	7,381
Deferred income taxes and other	(10,257)	4,453
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,594)	(33,167)
Other current assets	(7,919)	(7,209)
Accounts payable	(1,368)	17,048
Accrued expenses	23,833	7,967
Other assets and liabilities	(125)	(1,253)

Net cash provided by operating activities	113,753	71,739

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(72,147)	(93,518)
NECR government grant reimbursements	7,129	31,329
Proceeds from sale of assets	6,511	7,598
Acquisitions, net of cash acquired	(53,107)	(12,716)
Change in restricted cash	(300)	—
Other	16	(65)

Net cash used in investing activities	(111,898)	(67,372)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(3,051)	(263)
Proceeds from issuance of long-term debt	582,075	—
Repurchase of senior secured notes	(649,720)	—
Repayment of revolving credit facility	(60,000)	—
Proceeds from revolving credit facility	135,000	—
Repurchase of common stock	(520)	(57,664)
Financing costs paid	(11,196)	(2,891)

Net cash used in financing activities	(7,412)	(60,818)

Effect of exchange rates on cash	365	(743)

Net decrease in cash	(5,192)	(57,194)
Cash, beginning of period	90,999	152,968

Cash, end of period	$85,807	$95,774

The accompanying Notes are an integral part of the Consolidated Financial Statements.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The interim consolidated financial statements presented herein include the accounts of RailAmerica, Inc., all of its wholly-owned subsidiaries and consolidated subsidiaries in which RailAmerica, Inc. has a controlling interest (collectively, “RailAmerica” or the “Company”). Noncontrolling interest is the portion of equity, in a subsidiary or consolidated entity, not attributable, directly or indirectly to the Company. On the Consolidated Statements of Operations, all of the revenues and expenses from less-than-wholly-owned consolidated subsidiaries are reported in net income (loss), including both the amounts attributable to the Company and noncontrolling interests. The amounts of consolidated net income (loss) attributable to the Company and to the noncontrolling interests are identified on the accompanying Consolidated Statements of Operations.

All significant intercompany transactions and accounts have been eliminated in consolidation. These interim consolidated financial statements have been prepared by the Company, without audit, and accordingly do not contain all disclosures which would be required in a full set of financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited financial statements for the nine months ended September 30, 2012 and 2011, are presented on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary to provide a fair statement of the results for interim periods. The results of operations for interim periods are not necessarily indicative of results of operations for the full year.

Organization

RailAmerica is a leading owner and operator of short line and regional freight railroads in North America, operating a portfolio of 45 individual railroads with approximately 7,500 miles of track in 28 states and three Canadian provinces. The Company’s principal operations consist of rail freight transportation and ancillary rail services.

On July 23, 2012, the Company and Genesee & Wyoming Inc. (G&W) jointly announced that they entered into an agreement under which G&W would acquire 100% of the Company for an all cash purchase price of $27.50 per share, or approximately $1.4 billion plus net debt of $659.2 million. Effective October 1, 2012, the Company was acquired by G&W and the transaction was closed into a voting trust pending formal Surface Transportation Board approval of G&W’s application to control the Company’s railroads.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Change in Depreciable Lives

For track and related assets, the Company uses the group method of depreciation under which a single depreciation rate is applied to the gross investment of each asset type. Under the group method, the service lives and salvage values for each group of assets are determined by completing periodic life studies and applying management’s assumptions regarding the service lives of its properties. A life study is the periodic review of asset lives for group assets conducted and analyzed by the Company’s management with the assistance of a third-party expert. The results of the life study process determine the service lives for each asset group under the group method.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

There are several factors taken into account during the life study and they include statistical analysis of historical life, retirements and salvage data for each group of property, evaluation of current operations, review of the previous assessment of the condition of the assets and the outlook for their continued use, consideration of technological advances and maintenance schedules and comparison of asset groups to peer companies.

The Company’s policy is to perform life studies every five years for road (e.g., bridges and signals) and track (e.g., rail, ties and ballast) assets. The Company completed life studies for road and track assets during the three months ended March 31, 2012. The life study indicated that the actual lives of certain road and track assets were different than the estimated useful lives used for depreciation purposes in the Company’s financial statements. As a result, the Company changed its estimates of the useful lives of certain road and track assets to better reflect the estimated periods during which these assets will remain in service. The effect of this change in estimate during the nine months ended September 30, 2012 was to reduce depreciation expense by $5.2 million, decrease net loss by $3.2 million, and decrease basic and diluted loss per share by $0.06.

Changes in asset lives due to the results of the life studies are applied on a prospective basis and will impact future periods’ depreciation expense, and thus, the Company’s results of operations.

New Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update No. 2012-02, “Testing Indefinite–Lived Intangible Assets for Impairment” (“ASU No. 2012-02”), which simplifies how an entity tests indefinite–lived intangible assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. The amendment permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance in Subtopic 350-30 required an entity to test indefinite-lived intangible assets for impairment, on at least an annual basis, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. In accordance with the amendments in ASU No. 2012-02, an entity will have an option not to calculate annually the fair value of an indefinite-lived intangible asset if the entity determines that it is more likely than not that the asset is not impaired. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in Update 2011-08. The amendments in ASU No. 2012-02 are effective for interim and annual impairment tests performed for fiscal periods beginning after September 15, 2012. The Company does not expect that the adoption of the provisions of ASU No. 2012-02 will have a material impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income” (“ASU No. 2011-05”), which improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income (“OCI”) by eliminating the option to present components of OCI as part of the statement of changes in stockholders’ equity. The amendments in this standard require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Subsequently in December 2011, the FASB issued Accounting Standards Update No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income” (“ASU No. 2011-12”), which indefinitely defers the requirement in ASU No. 2011-05 to present on the face of the financial statements reclassification adjustments for items that are reclassified from OCI to net income in the statement(s) where the components of net income and the components of OCI are presented. The amendments in these standards

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

do not change the items that must be reported in OCI, when an item of OCI must be reclassified to net income, or change the option for an entity to present components of OCI gross or net of the effect of income taxes. The amendments in ASU No. 2011-05 and ASU No. 2011-12 are effective for interim and annual periods beginning after December 15, 2011 and are to be applied retrospectively. Accordingly, this requirement became effective for the Company beginning with the first quarter 2012 10-Q filing. In accordance with the new guidance, RailAmerica has reported comprehensive income (loss) in a separate statement. The adoption of the provisions of ASU No. 2011-05 and ASU No. 2011-12 did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU No. 2011-04”), which amends current guidance to result in common fair value measurement and disclosures between GAAP and International Financial Reporting Standards. The amendments explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. ASU No. 2011-04 clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable inputs (Level 3 inputs). The amendments in ASU No. 2011-04 are effective for interim and annual periods beginning after December 15, 2011. The adoption of the provisions of ASU No. 2011-04 did not have a material impact on the Company’s consolidated financial position or results of operations.

2. STOCK-BASED COMPENSATION

The Company has the ability to issue restricted shares and restricted share units (“RSUs”) under its incentive compensation plan. Effective February 2012, the Company began granting RSUs as a form of equity compensation in place of restricted shares to better align the interests of its employees with those of its shareholders. Restricted shares and RSUs granted to employees are scheduled to vest over three to five year periods. The grant date fair values of the restricted shares and RSUs are based upon the fair market value of the Company stock at the time of grant. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is typically recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Stock-based compensation cost may be recognized over a shorter requisite service period if an employee meets certain eligibility requirements or if there is a change in control of the Company.

Stock-based compensation expense for the nine months ended September 30, 2012 and 2011 was $11.9 million and $7.4 million, respectively.

A summary of the status of restricted shares and RSUs as of September 30, 2012, and the changes during the nine months then ended and the weighted average grant date fair values are presented below:

	Time Based
Balance at December 31, 2011	1,258,919	$12.97
Granted	793,742	$22.06
Vested	(801,114)	$12.83
Cancelled	(15,739)	$15.30

Balance at September 30, 2012	1,235,808	$18.84

The balance outstanding at September 30, 2012 includes 775,350 unvested RSUs at an average price of $22.14 per share.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is calculated by dividing net income (loss) attributable to the Company by the weighted average number of common shares outstanding for the period. The basic earnings (loss) per share calculation includes all vested and nonvested restricted shares as a result of their dividend participation rights. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to the Company by the weighted average number of common shares outstanding for the period, including all potentially dilutive RSUs. RSUs are not considered in any diluted earnings per share calculation when the Company has a loss from continuing operations.

The following table presents a reconciliation of weighted average shares outstanding (in thousands):

	For the Nine Months
	Ended
	September 30,
	2012	2011
Basic average shares outstanding	50,440	53,006
Add: non-vested RSUs assumed to be vested	—	—

Diluted average shares outstanding	50,440	53,006

Approximately 0.1 million RSUs were excluded from the computation of diluted loss per share during the nine months ended September 30, 2012, as the effect would have been anti-dilutive.

4. ACQUISITIONS

Under the acquisition method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair value. The fair value amounts recorded for the allocation of the purchase price, as described below, are preliminary and certain items are subject to change based upon final valuation analysis. Any changes to the initial estimates of the fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. Assuming these transactions had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

On April 9, 2012, the Company acquired a 70% controlling interest in the Wellsboro and Corning Railroad (“WCOR”) and TransRail North America (“TNA”) from the Myles Group for approximately $18.0 million, subject to final adjustments for working capital. The Myles Group currently owns the remaining 30% of WCOR and TNA. WCOR operates 38 miles of track running from Wellsboro, PA to Corning, NY handling a variety of industrial products primarily used in the natural resources industry. TNA performs transload, storage, and other value-added services for customers in the energy and waste management industries through four transloading facilities located in Wellsboro, PA; Corning, NY; Toledo, OH; and Amelia, VA. The acquisition was funded by borrowing $18.0 million under the Company’s revolving credit facility. The results of operations of WCOR and TNA have been included in the Company’s consolidated financial statements since April 9, 2012, the acquisition date. For financial reporting purposes, the assets, liabilities and earnings of WCOR and TNA are consolidated into the Company’s financial statements. The Myles Group’s interest in WCOR and TNA has been recorded as noncontrolling interest in the Company’s financial statements.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following preliminary allocation of purchase price includes additional revisions to the initial preliminary allocation that was reported at June 30, 2012 (in thousands):

Cash	$5,274
Accounts receivable	2,345
Other current assets	21

Total current assets	7,640
Property, plant and equipment	11,715
Goodwill	3,563
Intangible assets	18,080

Total assets acquired	40,998
Accounts payable	(4,581)
Accrued expenses	(670)

Total current liabilities	(5,251)
Other long-term liabilites	(10,165)

Total liabilities assumed	(15,416)

Noncontrolling interest	(7,674)

Purchase price	$17,908

Definite-lived intangible assets were assigned the following amounts and weighted average amortization periods (dollars in thousands):

	Value Assigned	Weighted Average Life (Years)
Customer relationships	$17,800	13
Non-compete agreement	$280	2

On May 1, 2012, the Company acquired 100% of Marquette Rail LLC (“Marquette”) for $41.0 million, including final adjustments for working capital. Headquartered in Ludington, MI, Marquette operates 126 miles of track running from Grand Rapids, MI to Ludington and Manistee, MI. Marquette interchanges with CSXT in Grand Rapids and serves customers primarily in the chemical, pulp & paper, and non-metallics industries. Marquette hauled approximately fifteen-thousand carloads of freight during the fiscal year ended 2011. The acquisition was funded by borrowing $40.0 million under the Company’s revolving credit facility. The results of operations of Marquette have been included in the Company’s consolidated financial statements since May 1, 2012, the acquisition date.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following preliminary allocation of purchase price includes additional revisions to the initial preliminary allocation that was reported at June 30, 2012 (in thousands):

Cash	$554
Account receivable	1,266
Other current assets	233

Total current assets	2,053
Property, plant and equipment	2,643
Intangible assets	22,100
Goodwill	19,365

Total assets acquired	46,161
Accounts payable	(5,134)

Total liabilities assumed	(5,134)

Purchase price	$41,027

Definite-lived intangible assets were assigned the following amounts and weighted average amortization periods (dollars in thousands):

	Value Assigned	Weighted Average Life (Years)
Customer relationships	$12,400	15
Above/below market leases	$9,700	14

Goodwill related to the acquisitions of WCOR / TNA and Marquette is deductible for income tax purposes and represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. Factors that contributed to a purchase price resulting in the recognition of goodwill include WCOR / TNA and Marquette’s strategic fit into the Company’s railroad portfolio as well as synergies expected to be gained from the integration of these businesses into the Company’s existing operations.

The Company believes that the estimated intangible asset values related to WCOR / TNA and Marquette, represent the fair value at the date of each acquisition and do not exceed the amount a third party would pay for the assets. The Company used the income approach, specifically the discounted cash flow method, to derive the fair value of the amortizable intangible assets. These fair value measurements are based on significant unobservable inputs, including management estimates and assumptions, and accordingly, are classified as Level 3 inputs within the fair value hierarchy prescribed by GAAP.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company incurred approximately $0.6 million of acquisition costs in connection with the purchase of WCOR / TNA and Marquette during the nine months ended September 30, 2012, included in Purchased services expense on the Consolidated Statements of Operations.

On May 11, 2011, the Company acquired three short-line freight railroads in the state of Alabama for a total purchase price of $12.7 million. The acquisition was funded from existing cash on hand. The three railroads, known individually as the Three Notch Railroad (TNHR), the Wiregrass Central Railroad (WGCR), and the Conecuh Valley Railroad (COEH), comprise approximately 70 miles and primarily haul agricultural and chemical products. The railroads were acquired from affiliates of Gulf and Ohio Railways, Inc. The results of operations of the railroads have been included in the Company’s consolidated financial statements since May 11, 2011, the acquisition date.

5. LONG-TERM DEBT

$740 Million 9.25% Senior Secured Notes

On June 23, 2009, the Company sold $740.0 million of 9.25% senior secured notes due July 1, 2017 in a private offering, for gross proceeds of $709.8 million after deducting the initial purchaser’s fees and the original issue discount. On December 3, 2009, the Company consummated an exchange offer of the privately placed senior secured notes for senior secured notes which had been registered under the Securities Act of 1933, as amended. The registered notes had terms that were substantially identical to the privately placed notes.

On each of November 16, 2009, June 24, 2010 and January 5, 2012, the Company redeemed $74.0 million aggregate principal amount of the notes at a cash redemption price of 103%, plus accrued interest thereon to, but not including, the redemption date. In connection with the early retirement of indebtedness in January 2012, the Company incurred charges of approximately $7.0 million pre-tax during the nine months ended September 30, 2012. Approximately $3.6 million of the charges were non-cash charges related to the notes and $1.2 million related to the write off of interest rate swap termination costs (see Note 7).

On March 1, 2012, the Company redeemed $444.0 million in aggregate principal amount of the notes via a cash tender offer with proceeds from the Company’s $585 million term loan agreement. The total consideration paid for each $1,000 principal amount of notes redeemed was equal to $1,120. In connection with early retirement of the indebtedness, the Company incurred charges of approximately $75.4 million pre-tax during the nine months ended September 30, 2012. Approximately $21.1 million of the charges were non-cash.

On June 25, 2012, the Company redeemed the remaining $74.0 million aggregate principal amount of the notes at a cash redemption price of 103%, plus accrued interest thereon to, but not including, the redemption date. In connection with early retirement of the indebtedness, the Company incurred charges of approximately $5.7 million pre-tax during the nine months ended September 30, 2012. Approximately $3.3 million of the charges were non-cash.

$585 Million Term Loan Agreement

On March 1, 2012, the Company entered into a $585 million credit agreement (the “Term Loan Agreement” and such loan, the “Term Loan”) among us and our subsidiary RailAmerica Transportation Corp. (“RATC”, and together with us, the “Borrowers”), the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Bank of Montreal, as joint lead arrangers and joint bookrunners.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Term Loan Agreement, among other things: (i) has a seven (7) year-term, with a maturity date of March 1, 2019, (ii) carries an interest rate, at the Borrowers’ option, at a rate per annum of either (a) LIBOR plus 3.0%, with a 1.0% LIBOR floor or (b) the Adjusted Base Rate plus 2.0% with a Base Rate floor of 2.0% (as such terms are defined in the Term Loan Agreement) and (iii) was issued at a price of 99.5% of par value.

The net proceeds of $582.0 million received from the Term Loan were used to repay $518.0 million of the Company’s 9.25% senior secured notes, fees and expenses related to the Term Loan and for general corporate purposes. The Company incurred approximately $9.2 million of deferred financing costs related to the Term Loan, which are included in Other assets.

The Term Loan amortizes quarterly, commencing on June 30, 2012, in an amount equal to 0.25% of the initial principal amount of the Term Loan. Additional mandatory prepayments will be required based upon certain leverage ratios and a tiered percentage of “Excess Cash Flow” (as defined in the Term Loan Agreement) or upon the occurrence of certain events as more fully set forth in the Term Loan Agreement.

The Term Loan Agreement is fully and unconditionally guaranteed (the “Guarantors” and “Guarantees,” as the case may be) on a joint and several basis by certain existing and future direct and indirect subsidiaries of the Company. The Term Loan is secured on a pari passu basis with liens on: (a) stock and other equity interests owned by Borrowers and Guarantors, and (b) certain (i) real property, (ii) equipment and inventory, (iii) patents, trademarks and copyrights, (iv) general intangibles related to the foregoing, and (v) substantially all of the tangible personal property and intangible assets of the Company and Guarantors other than accounts receivable, deposit and security accounts, and general intangibles relating to the foregoing pledged pursuant to the Revolving Credit Agreement.

The Term Loan Agreement permits us to add one or more incremental term loan facilities in an aggregate amount of up to $150 million for all such facilities, subject to the Company satisfying certain conditions set forth in the Term Loan Agreement.

In connection with the sale of the Company to G&W on October 1, 2012, the Term Loan balance, including accrued interest of $583.9 million was repaid.

$100 Million Revolving Credit Facility

On August 29, 2011, the Company entered into a credit agreement (the “Revolving Credit Facility”) among the Company, RailAmerica and RATC (together, the “Borrowers”), the lenders party thereto from time to time, Citibank N.A., as administrative agent and collateral agent, and Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner, that provides for a revolving line of credit to be used for working capital and general corporate purposes. On March 1, 2012, the Company entered into an amendment (“Amendment No. 1”) related to its Revolving Credit Facility. Amendment No. 1, among other things, increased the existing Revolving Credit Facility from $75 million to $100 million.

The Revolving Credit Facility has a five-year term, with a maturity date of August 29, 2016. Amounts available under the Revolving Credit Facility are available for immediate drawdown, subject to the applicable financial covenants and restrictions, certain of which are described below.

The loans under the Revolving Credit Facility bear interest, at the Borrowers’ option, at a rate per annum of either (a) the Eurodollar Rate plus 3.50% or (b) the Adjusted Base Rate plus 2.50%. In each instance, if certain financial covenants and restrictions are met by the Borrowers, the applicable margin shall be reduced by 0.25%. In connection with the Revolving Credit Facility, the Borrowers pay a commitment fee of 0.50% or 0.75% based on leverage ratios applied to the daily amount of unused commitments made available under the Revolving Credit Facility.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Revolving Credit Facility is fully and unconditionally guaranteed (the “Guarantors” and “Guarantees,” as the case may be) on a joint and several basis by certain existing and future direct and indirect subsidiaries of the Company.

All amounts outstanding under the Revolving Credit Facility (and all obligations under the Guarantees) are secured on a pari passu basis with liens on: (a) stock and other equity interests owned by Borrowers and Guarantors, and (b) certain (i) real property, (ii) equipment and inventory, (iii) patents, trademarks and copyrights, (iv) general intangibles related to the foregoing, and (v) substantially all of the tangible personal property and intangible assets of the Borrowers and Guarantors. Further, all amounts outstanding under the Revolving Credit Facility (and all obligations under the Guarantees) are secured on a first priority basis with liens on accounts receivable, deposit and security accounts, and general intangibles relating to the foregoing.

In connection with the sale of the Company to G&W on October 1, 2012, the Revolving Credit Facility balance, including accrued interest and fees of $75.3 million was repaid.

Covenants to Term Loan and Revolving Credit Facility

The Term Loan Agreement and Revolving Credit Facility include customary affirmative and negative covenants, including, among other things, restrictions on (i) the incurrence of indebtedness and liens, (ii) mergers, acquisitions and asset sales, (iii) investments and loans, (iv) dividends and other payments with respect to capital stock, (v) redemption and repurchase of capital stock, (vi) payments and modifications of other debt (including the notes), (vii) affiliate transactions, (viii) altering our business, (ix) engaging in sale-leaseback transactions and (x) entering into agreements that restrict our ability to create liens or repay loans or issue capital stock. In addition, the Company is subject to a minimum coverage ratio of Consolidated Senior Secured Net Debt to Adjusted EBITDA (which for purposes of the minimum coverage ratio will exclude the tax credits available under Section 45G of the Internal Revenue Code) beginning at 5.0 to 1.0 in the third quarter 2011 and gradually reducing to 3.25 to 1.0 beginning in the first quarter of 2016, in all cases on a pro forma basis.

The covenants are subject to important exceptions and qualifications described below:

The Company may, among other things, incur certain indebtedness that (a) provides for a maturity date of no less than 91 days after the latest applicable maturity date, (b) does not provide for any mandatory redemption or prepayment and (c) on a pro forma basis, the fixed charge coverage ratio, defined as the ratio of Adjusted EBITDA to the sum of Consolidated Interest Expense and all cash dividend payments, for the most recently ended four full fiscal quarters would be at least 2.00 to 1.00 or such ratio is greater following the transaction; purchase money indebtedness or capital lease obligations not to exceed the greater of (i) $80 million and (ii) 5.0% of total assets; indebtedness of foreign subsidiaries not to exceed the greater of (i) $25 million and (ii) 15% of total assets of foreign subsidiaries; acquired debt so long as our fixed charge coverage ratio for the most recently ended four full fiscal quarters would be at least 2.00 to 1.00 or such ratio is greater following the transaction; and up to $100 million (limited to $50 million for restricted subsidiaries) of indebtedness, disqualified stock or preferred stock, subject to increase from the proceeds of certain equity.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

6. DERIVATIVE FINANCIAL INSTRUMENTS

On February 14, 2007, the Company entered into an interest rate swap with a termination date of February 15, 2014. The total notional amount of the swap started at $425 million for the period from February 14, 2007 through November 14, 2007, increased to a total notional amount of $525 million for the period from November 15, 2007 through November 14, 2008, and ultimately increased to $625 million for the period from November 15, 2008 through February 15, 2014. Under the terms of the interest rate swap, the Company was required to pay a fixed interest rate of 4.9485% on the notional amount while receiving a variable interest rate equal to the 90 day LIBOR. This swap qualified, was designated and was accounted for as a cash flow hedge. This interest rate swap agreement was terminated in June 2009, in connection with the repayment of the bridge credit facility, and thus had no fair value at September 30, 2012 or December 31, 2011. The fair value balance of the swap at termination remains in accumulated other comprehensive loss, net of tax, and is amortized to interest expense over the remaining life of the original swap (through February 14, 2014).

Interest expense for the nine months ended September 30, 2012 and 2011, included $4.2 million and $9.6 million of amortization expense related to the terminated swap, respectively. As a result of the $74.0 million redemption of the notes during January 2012, an additional $1.2 million of unamortized expense was recognized in other (loss) income. This was the result of the face value of outstanding senior secured notes dropping below the notional amount of the swap. As of September 30, 2012, accumulated other comprehensive income included $2.3 million, net of tax, of unamortized loss relating to the terminated swap.

7. COMMON STOCK TRANSACTIONS

During the nine months ended September 30, 2012 and 2011, the Company accepted 178,823 and 186,304 shares in lieu of cash payments by employees for minimum statutory payroll tax withholdings relating to stock based compensation.

Stock Repurchase Program

On February 23, 2011, the Company announced that its Board of Directors had approved a $50 million stock repurchase program. Under the program, the Company was authorized to repurchase up to $50 million of its outstanding shares of common stock from time to time at prevailing prices in the open market or in privately negotiated transactions. The timing and actual number of shares repurchased depended on a variety of factors including the price and availability of the Company’s shares, trading volume and general market conditions. The Company completed this stock repurchase program on April 18, 2011, repurchasing a total of 3,036,769 shares at a weighted average price of $16.46 per share.

On August 30, 2011, the Company announced that its Board of Directors had approved a $25 million stock repurchase program. Under the program, the Company is authorized to repurchase up to $25 million of its outstanding shares of common stock from time to time at prevailing prices in the open market or in privately negotiated transactions. The timing and actual number of shares repurchased depends on a variety of factors including the price and availability of the Company’s shares, trading volume and general market conditions. During the nine months ended September 30, 2012, the Company repurchased a total of 34,847 shares at a weighted average price of $14.92 per share related to the August 30, 2011 repurchase program. The Company had $4.0 million remaining for the repurchase of outstanding shares, under this program, as of September 30, 2012.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

8. TRACK MAINTENANCE AGREEMENT

In the first quarter of 2011, the Company entered into a track maintenance agreement with an unrelated third-party customer (“Shipper”). Under the agreement, the Shipper paid for qualified railroad track maintenance expenditures during 2011 in exchange for the assignment of railroad track miles which permitted the Shipper to claim certain tax credits pursuant to Section 45G of the Internal Revenue Code. For the nine months ended September 30, 2011, the Shipper paid for $13.4 million of maintenance expenditures and $4.1 million of capital expenditures during the nine months ended September 30, 2011. The Company incurred $0.4 million of consulting fees related to the agreement during the nine months ended September 30, 2011.

9. INCOME TAX PROVISION

The effective tax rate for the nine months ended September 30, 2012 and 2011 from continuing operations was a benefit of 26.1% and a provision of 28.8%, respectively. The effective tax rate is affected by recurring items such as tax rates in foreign jurisdictions and the relative amount of income earned in jurisdictions. It is also affected by discrete items that may occur in any given quarter, but are not consistent from quarter to quarter. The effective tax rate for the nine months ended September 30, 2012 was adversely impacted by non-deductible professional fees related to the sale of the Company ($2.9 million) and an adjustment to the deferred tax balances resulting from a change in tax law ($0.5 million), partially offset by the reduction of tax reserves due to the lapse of the statute of limitations ($0.5 million). The effective tax rate for the nine months ended September 30, 2011 was favorably impacted by an adjustment to the deferred tax balances resulting from a change in tax law ($1.6 million) and the reduction of tax reserves due to the lapse of the statute of limitations ($0.3 million).

A reconciliation of the beginning and ending amount of unrecognized tax positions is as follows (in thousands):

Balance at January 1, 2012	$4,691
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(38)
Lapse of statute of limitations	(398)

Balance at September 30, 2012	$4,255

10. ACCUMULATED OTHER COMPREHENSIVE INCOME

At September 30, 2012, accumulated other comprehensive income consisted of the following (in thousands):

	Foreign Currency Translation Adjustments	Interest Rate Swap Derivatives	Pension and Postretirement Benefit Plans	Accumulated Other Comprehensive Income
Balance at January 1, 2012	$11,533	$(5,609)	$(1,918)	$4,006
Current period other comprehensive income (loss)	4,193	3,289	(573)	6,909

Balance at September 30, 2012	$15,726	$(2,320)	$(2,491)	$10,915

The foreign currency translation adjustments for the nine months ended September 30, 2012 related primarily to the Company’s operations with a functional currency in Canadian dollars.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

11. PENSION DISCLOSURES

Components of the net periodic pension and benefit cost for the nine months ended September 30, 2012 and 2011 were as follows (in thousands):

	Pension Benefits
	For the Nine Months
	Ended September 30,
	2012	2011
Service cost	$173	$164
Interest cost	502	485
Expected return on plan assets	(694)	(530)
Amortization of net actuarial loss	459	101
Amortization of prior service costs	18	18

Net cost recognized	$458	$238

	Health and Welfare Benefits
	For the Nine Months
	Ended September 30,
	2012	2011
Service cost	$24	$29
Interest cost	99	90
Amortization of net actuarial gain	—	(62)

Net cost recognized	$123	$57

12. COMMITMENTS AND CONTINGENCIES

In the ordinary course of conducting its business, the Company becomes involved in various legal actions and other claims. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. Settlement costs associated with litigation are included in Casualties and insurance on the Consolidated Statements of Operations.

The Company’s operations are subject to extensive environmental regulation. The Company records liabilities for remediation and restoration costs related to past activities when the Company’s obligation is probable and the costs can be reasonably estimated. Costs of ongoing compliance activities to current operations are expensed as incurred. The Company’s recorded liabilities for these issues represent its best estimate (on an undiscounted basis) of remediation and restoration costs that may be required to comply with present laws and regulations. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company is subject to claims for employee work-related and third-party injuries. Work-related injuries for employees are primarily subject to the Federal Employers’ Liability Act. The Company retains an independent actuarial firm to assist management in assessing the value of personal injury claims and cases. An analysis has been performed by an independent actuarial firm and reviewed by management. The methodology used by the actuary includes a development factor to reflect growth or reduction in the value of these personal injury claims. It is based largely on the Company’s historical claims and settlement experience. Actual results may vary from estimates due to the type and severity of the injury, costs of medical treatments and uncertainties in litigation.

On August 28, 2005, a railcar containing styrene located on the Company’s Indiana & Ohio Railway (“IORY”) property in Cincinnati, Ohio, began venting, due to a chemical reaction. Styrene is a potentially hazardous chemical used to make plastics, rubber and resin. Because of the chemical release, the U.S. Environmental Protection Agency (“U.S. EPA”) investigated whether criminal negligence contributed to the incident, and whether charges should be pressed. The statute of limitations was extended by a tolling agreement as to the IORY only (the Company had been dropped from this violation) through February 27, 2011. The U.S. EPA attorneys decided not to press charges and allowed the statute of limitations to lapse resolving this matter. As a result, the Company released approximately $1.2 million previously accrued for this incident, in Casualties and insurance on the Consolidated Statements of Operations, in February 2011.

Government Grants

In August 2010, the Company’s New England Central Railroad (“NECR”) was awarded a federal government grant of $50 million through the State of Vermont to improve and upgrade the track on its property. As part of the agreement, the NECR has committed to contribute up to approximately $19.0 million of capital funds and materials to the project. In September 2011, the grant agreement was amended and NECR was awarded an additional $2.7 million to extend and improve its centralized traffic control system, upgrade communications systems, improve culverts and ditching, and provide passenger bussing in lieu of Amtrak service. The amendment did not require any additional monetary commitment by the NECR. The project is expected to be completed by the end of 2012.

In May 2012, the Company’s Kyle Railroad (“KYLE”) was awarded a government grant of $8.2 million through the State of Kansas to improve the track on its property. The grant agreement provides for the replacement of 50,400 ties over 84 miles of track. As part of the agreement, the KYLE will commit to contribute up to approximately $1.2 million of capital funds. The project is expected to be completed by April 30, 2013.

The Company accounts for proceeds from government grants as reductions to expense for expenditures that are expensed or as contra-assets within property, plant and equipment which are amortized over the life of the related asset for expenditures that are capitalized.

13. RELATED PARTY TRANSACTIONS

Investment funds managed by Fortress Investment Group LLC (“Fortress”) own a majority of the Company’s stock. As of January 1, 2009, the Company was party to five short-term operating lease agreements with Florida East Coast Railway LLC, (“FECR”) an entity also owned by investment funds managed by affiliates of Fortress. During 2009, the Company entered into five additional lease agreements with the same entity. All but one of these agreements relate to the leasing of locomotives between the companies for ordinary business operations, which are based on current market rates for similar assets. During 2010, these locomotive lease agreements were combined into one master lease agreement. During the nine months ended September 30, 2012 and 2011, on a net basis the Company paid FECR $0.2 million and $2.0 million, respectively. During the three months ended September 30, 2011, the Company purchased 26 of the previously leased locomotives, discussed above, for a total purchase price of $4.5 million, based on current market values. Subsequent to this transaction, the Company continues to lease six locomotives from FECR, which have been consolidated under one master lease agreement.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The remaining lease relates to the sub-leasing of office space by FECR to the Company. During the nine months ended September 30, 2012 and 2011, FECR billed the Company $0.8 million and $0.8 million, respectively, under the sub-lease agreement. As of September 30, 2012, the Company had no amounts due to FECR under these lease agreements.

Effective January 1, 2010, the Company entered into a Shared Services Agreement with FECR and its affiliates which provided for services to be provided from time to time by certain of our senior executives and other employees and for certain reciprocal administrative services, including finance, accounting, human resources, purchasing and legal. The agreements are generally consistent with arms-length arrangements with third parties providing similar services. The agreement was cancelled in 2011. As of September 30, 2012, there were no amounts due to or from FECR under this agreement.

In October 2009, certain of the Company’s executives entered into consulting agreements with FECR. Under the terms of these agreements, the executives are to provide assistance to FECR with strategic initiatives designed to grow FECR’s revenue and enhance the value of the franchise. Consideration for the executive’s performance is in the form of restricted stock units of FECR common stock that will vest 25% over four years. Since the consulting agreements are with a related-party, the Company is required to recognize compensation expense over the vesting period in labor and benefits expense with a corresponding credit in other income (loss) for management fee income. During the nine months ended September 30, 2012 and 2011, the Company recognized $0.8 million and $0.6 million of compensation expense and $0.8 million and $0.6 million of management fee income related to these consulting agreements, respectively. No additional compensation expense will be recognized subsequent to September 30, 2012 as the fourth tranche of these restricted stock units was cancelled in connection with the sale of the Company to G&W.

In October 2009, certain of the Company’s executives entered into consulting agreements with Florida East Coast Industries, Inc., (“FECI”) an entity also owned by investment funds managed by affiliates of Fortress. Under the terms of these agreements, the executives are to provide assistance to FECI with strategic initiatives designed to enhance the value of FECI’s rail-related assets. Consideration for the executive’s performance is in the form of restricted stock units of FECI common stock that vest 50%, 25%, and 25% over three years. Since the consulting agreements are with a related party, the Company is required to recognize compensation expense over the vesting period in labor and benefits expense with a corresponding credit in other income (loss) for management fee income. During the nine months ended September 30, 2012 and 2011, the Company recognized $0.3 million and $0.9 million of compensation expense and $0.3 million and $0.9 million of management fee income related to these consulting agreements, respectively.

Effective June 1, 2011, the Company’s wholly-owned subsidiary, Atlas Railroad Construction Company (“Atlas”), entered into an agreement to provide engineering and construction services to the FECR for a Port of Miami Project. During the nine months ended September 30, 2012, Atlas had recorded revenues of $2.3 million and received payments totaling $7.8 million related to this project. As of September 30, 2012, Atlas had a receivable of $0.4 million related to this project. During the nine months ended September 30, 2011, Atlas had recorded revenues of $0.6 million and received payments totaling $0.2 million related to this project.

Subsequent to October 1, 2012, FECR and FECI are no longer considered a related party of the Company due to the acquisition of the Company by G&W.

RAILAMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

14. IMPAIRMENT OF ASSETS

During the second quarter of 2011 the Company evaluated its locomotive usage and determined that certain of its surplus locomotives were not expected to be placed back into service. As a result of this determination, the Company engaged a locomotive and railcar market advisor to assist management in evaluating the market value of the identified locomotives based on recent sales and current market conditions. The evaluation resulted in the Company recording an impairment of $3.2 million ($2.0 million after tax, $0.04 per share), in accordance with ASC 360, Property, Plant, and Equipment.

During the three months ended September 30, 2011, the Company recorded an additional impairment of $1.9 million ($1.2 million after tax, $0.02 per share), based on a tentative sale agreement for a significant number of indentified locomotives and further evaluation of the market value for the remaining surplus units.